Exhibit 8.1

Subsidiaries of the Registrant

Company Name in English	Jurisdiction of Incorporation

Konami Digital Entertainment Co., Ltd.	Japan

Konami Sports Life & Co., Ltd.	Japan

KPE, Inc.	Japan

TAKASAGO ELECTRIC INDUSTRY CO., LTD.	Japan

Konami Real Estate, Inc.	Japan

Konami Manufacturing & Service, Inc.	Japan

Combi Wellness Corporation	Japan

THE CLUB AT YEBISU GARDEN CO., LTD.	Japan

HUDSON SOFT CO., LTD.	Japan

Internet Revolution Inc.	Japan

KME Co., Ltd.	Japan

DIGITAL GOLF Inc.	Japan

Biz Share Corporation	Japan

Creation credit co., ltd	Japan

Value Capital Corporation	Japan

Abilit Sales Corporation	Japan

Konami Digital Entertainment, Inc.	U.S.A

Konami Gaming, Inc.	U.S.A

Konami Corporation of America	U.S.A

Hudson Entertainment, Inc.	U.S.A

Konami Digital Entertainment B.V.	Holland

Konami Digital Entertainment GmbH	Germany

Konami Digital Entertainment Limited	China

Konami Software Shanghai, Inc.	China

Konami Digital Entertainment Co.	South Korea

Konami Australia Pty Ltd.	Australia

Konami Gaming (Australia) Pty Ltd.	Australia